Exhibit 99.2

Company Contact: Steven M. Wasserman Co-Chairman of the Board of Directors, Chief Executive Officer and President Telephone: (212) 877-1588 Email: wasser@bellatlantic.net
FOR IMMEDIATE RELEASE
March 28, 2007
ALPHA SECURITY GROUP CORPORATION
COMPLETES INITIAL PUBLIC OFFERING
New York, NY — Alpha Security Group Corporation (AMEX: HDS.U) (the “Company”) announced today that it has closed its initial public offering of 6,000,000 units. The units were sold at an offering price of $10.00 per unit. Each unit issued in the initial public offering and the private placement consists of one share of the Company’s common stock, $.0001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock. Prior to the effectiveness of the public offering, the Company consummated a private placement of 3,200,000 warrants at $1.00 per warrant to Steven M. Wasserman, Co-Chairman of its Board of Directors, Chief Executive Officer and President, and Constantinos Tsakiris, a member of its Board of Directors.
The warrants sold in the private placement are identical to those underlying the units sold in the initial public offering. The initial public offering and the private placement generated gross proceeds in an aggregate amount of $63,200,000 to the Company. Maxim Group LLC acted as sole bookrunner of the initial public offering and I-Bankers Securities, Inc. acted as co-managing underwriter of the initial public offering. Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. acted as counsel to Alpha Security Group Corporation and Ellenoff Grossman & Schole LLP acted as counsel to the underwriters.
Alpha Security Group Corporation is a newly organized Business Combination Company™ formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the U.S. homeland security or defense industries or a combination thereof.
A registration statement relating to these units and the underlying securities was declared effective on March 23, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, Telephone: (800) 724-0761.
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